UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 23, 2013 (October 21, 2013)
Date of Report (date of earliest event reported)

PAIN THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29959 (Commission File Number)	91-1911336 (I.R.S. Employer Identification Number)

7801 N Capital of Texas Highway, Suite 260, Austin, TX 78731
(Address of principal executive offices)

(512) 501-2444
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry in a Material Definitive Agreement.

On October 22, 2013, Pfizer Inc. (“Pfizer”) announced that it was continuing the development program with respect to REMOXY® (oxycodone) Extended-Release Capsules CII (“REMOXY”). REMOXY is a drug candidate being developed by Pfizer pursuant to the terms of a License Agreement (the “LA”) and a Collaboration Agreement (the “CA”), each originally entered into on November 9, 2005 by and between the Pain Therapeutics, Inc. (the “Company”) and Pfizer, as successor in interest to King Pharmaceuticals, Inc.

On October 21, 2013, the Company and Pfizer entered into an amendment (the “Amendment”) to the LA and CA. Pursuant to the terms of the Amendment, Pfizer terminated all its rights and obligations with respect to three of the drug candidates being developed under the CA and LA, hydrocodone, oxymorphone and hydromorphone (the “Reverting Drug Candidates”), with such drug candidates reverting to the Company without any royalty or other obligations to Pfizer. The terms of the Amendment further provide that the Company is not restricted under the terms of the CA from developing or marketing the Reverting Drug Candidates, and Pfizer is not required to, and the Company will not, designate replacement drug candidates for development under the CA in lieu of the Reverting Drug Candidates. After the effectiveness of the Amendment, only REMOXY remains subject to the terms of the CA and LA, and Pfizer shall have no further obligation to reimburse the Company for any development expenses for the Reverting Drug Candidates.  Pfizer’s financial obligations to the Company with respect to REMOXY were not changed by this amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAIN THERAPEUTICS, INC.

	By:	/s/ Peter S. Roddy
Peter S. Roddy
Vice President & Chief Financial Officer

Date: October 23, 2013